UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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FIRST CITIZENS BANCSHARES, INC.

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A LETTER FROM THE CHAIRMAN Frank B. Holding, Jr. Dear Shareholder: First Citizens is entering confidently into a period of unparalleled opportunity, thanks to another in a series of exceptional years and a transformational merger with CIT Group. We are pleased with our financial performance during 2021 and reported net income of $548 million, an 11% increase over our 2020 results. Net income per common share totaled $53.88 and increased 13% over the prior year. While our absolute levels of net interest income were materially unchanged, we did see additional compression in our net interest margin due to the low-rate environment and excess liquidity on our balance sheet driven by strong deposit growth. As economic uncertainty from the COVID-19 pandemic waned, we were able to reduce the allowance for credit losses and recorded a net benefit for the year. We remain pleased with the level of fee income provided by our revenue-generating lines of business, and our bankers delivered solid organic loan and deposit growth. As we look forward to 2022, we are excited for the opportunities ahead while we work to Frank B. Holding, Jr. integrate CIT and achieve the benefits of the combination. After receiving final regulatory approval in December, we completed our merger with CIT Group at the beginning of 2022 – the capstone on more than a year of planning and preparation. CIT Group, CIT Bank and OneWest Bank are initially operating as divisions of First Citizens Bank. Following a series of conversions to First Citizens’ systems and operations, this branch network and all CIT lines of business will be fully incorporated into First Citizens Bank. Together, we are now a top 20 U.S. financial institution based on assets, and the largest family-controlled bank in the nation. Certainly we’re a bigger bank. But more importantly, we’re committed to being a better one for our customers, communities, shareholders and associates. Our two legacy organizations both have long, proud histories and deep traditions of service and excellence. And now we’re joining together complementary strengths – among them First Citizens’ robust retail franchise and full suite of banking products and CIT’s outstanding market position in nationwide commercial lending and direct digital banking. Our position today can be credited in no small part to our dedicated workforce, now more than 10,000 strong and key to our success. It’s our people who build relationships with our customers and throughout our communities. And it’s our people who preserve and bring to life our culture and values. That’s why we focus on attracting, retaining and developing associates who align with our purpose, striving to provide them with an environment where they feel they are successful, motivated and rewarded. Notably new among our leadership ranks post merger is Marisa J. Harney, former chief credit officer at CIT who has assumed the same role in our combined organization. She has also joined our executive leadership team. In addition, Continued on next page

Chairman’s Letter, continued Ellen R. Alemany, former Chairwoman and Chief Executive Officer of CIT, is a new member of our board of directors as well as Vice Chairwoman at First Citizens along with current Vice Chairwoman Hope Holding Bryant. We also welcome two additional new members to the First Citizens board from CIT: Michael A. Carpenter and Vice Admiral John R. Ryan, USN (Ret.). Notwithstanding the merger planning and preparation that were hallmarks of 2021, our focus throughout the year remained squarely on our customers. We concentrated significant effort on continuing to build and enhance our integrated sales and service ecosystem, with the goal of providing a seamless and engaging experience for customers regardless of their preferred channels. The digital infrastructure that underpins the framework reflects the changes in the ways our customers choose to bank with us. Within First Citizens Digital Banking, throughout the year we strengthened navigation and streamlined how customers manage payments and transfers. Chief among them was adding access to the powerful Manage My Money tool to the main accounts page for a more integrated user experience. We launched an educational Insights article library on firstcitizens.com. The repository houses information on hundreds of topics to help customers make sound financial, career and life choices, and to attract prospects seeking the same knowledge. A multi-year effort to transform our Customer Contact Center began in earnest in 2021, using analytical insights to make data-driven decisions, focusing on opportunities to boost efficiency and customer and associate satisfaction and measuring and improving the way the center and its team function. Future efforts will focus on modernizing and enhancing the customer experience, optimizing the center’s service model and identifying new revenue opportunities. Our branch network remains a critical banking channel that we continually evaluate based on evolving customer preference. In 2021 we refined our branch footprint by both selectively closing offices where usage has declined and introducing new branches in markets with increased opportunity. During the year we opened branches or specialty banking offices in California, Florida, South Carolina, Texas, Virginia and Washington. One of those was an investment and wealth management office in the Richmond, Va., market that supplies private banking, retirement planning and more. Commercial bankers also assist clients from the office. In 2021 we equipped more branch bankers with a special version of our MoneyGuide financial planning tool to enhance customer conversations with sound, data-driven guidance. In the institutional trust area, 99% of customers responding to an annual survey expressed satisfaction with the service they receive from the team – an all-time high. Beginning last October, newly issued First Citizens credit cards feature a new sleek, modern design and convenient and secure contactless payment technology. We’re upgrading debit cards as well. We also strengthened our credit card program with additional protection features and greater rewards that are tailored to customers’ lifestyles and spending habits. True to our commitment to be there for our customers during all types of circumstances – and understanding that every dollar counts – during 2021 we redoubled our efforts to help customers plan for the unexpected and avoid overdrafts, ensuring funds are available when needed. We now supply robust overdraft prevention and protection planning information and tools to our customers and bankers. And in January of this year, we announced plans to eliminate the nonsufficient funds fee and significantly lower the overdraft fee later this year. First Citizens was one of the first major regional U.S. banks and among the first of the top 20 U.S. banks to announce such changes. We expanded our loan offerings in 2021. Building on our long history of agricultural lending, we created a robust hemp banking program with dedicated bankers and various resources to help this rapidly expanding industry that includes growers, processors and manufacturers. We also introduced a new unsecured Home Improvement Loan that offers customers an alternative to traditional lines of credit secured by home equity. The loan brings great value via a simple application and approval process and same-day funding. Late last year we unveiled a new model for middle market banking, the segment of the bank’s business that partners with private, public and family-owned companies with revenue between $75 million and $750 million. The model will eventually provide the means for us to furnish comprehensive banking capabilities to larger, more mature clients in high-growth markets across our expanded footprint. Dedicated, collaborative middle market relationship managers will offer customized solutions along with the high-touch service that is a longstanding First Citizens hallmark. A number of internal operational efficiency measures support all we’re able to extend to our clients. In 2021 we implemented a modern new system for service line associates. It empowers them to deliver the best possible client experience by using real-time account and transactional data for a more complete view of customers’ relationships with us. We also reduced the use of paper slips to streamline branch transactions and reduce waste. To elevate the lending experience for both our customers and bankers, First Citizens updated processes and parameters related to certain business and commercial loans. Qualifying business loans can be auto-decisioned, improving consistency and reducing financial documentation and response time. In addition, many commercial and business loans can be booked and closed on the same day, and data integrity has been improved. During Small Business Month in May, the bank implemented a holistic campaign that highlights our expertise and reinforces our partnership with business owners, using emails, radio ads, social media posts and more. “On Your Side, By Your Side” messaging conveys that First Citizens has been “on the side” of small businesses since we were once one ourselves. We also extended the campaign’s theme to focus on women-led businesses. Though not a new focus for First Citizens, it’s a valued customer group and rapidly growing segment. Bolstered with survey results from women-led business owners, we introduced a new page on firstcitizens.com featuring helpful articles on a wide range of topics of interest to these clients. In addition, we packaged tools and resources designed to help our bankers more effectively meet the needs of women business leaders. Equal to our focus on customers is First Citizens’ responsibility to the cities and towns where we work and live. We’re executing on the previously announced $16 billion community benefits plan, which is comprised of lending and investing in the areas of affordable housing, small business and community development. The plan expands our ongoing support of underserved markets, low- and moderate-income communities and neighborhoods of color, helping grow vibrant and diverse businesses and communities. The plan was developed in collaboration with the National Community Reinvestment Coalition and its members and will continue through 2025. Teen Cancer America celebrates its 10th anniversary in 2022. As the official Southeastern U.S. corporate sponsor, First Citizens has been with the philanthropy for seven of its 10 years. We’re proud to have helped establish TCA partnerships with five major medical centers in the region. Altogether over the past decade, TCA and its various partners like First Citizens have launched units and programs in 43 hospitals, raised over $20 million and helped more than 104,000 young people with cancer and their family members. We’re committed to carrying forward the substantial progress and growth achieved throughout 2021. This year, we will concentrate in particular on merger integration and leveraging our collective strengths to bring more and better products and services to our customers in all markets – in essence, more ways to fulfill our Forever First promise to those we serve. I’d like to express our executive leadership team’s gratitude to our associates, board members and shareholders. Your support – along with our culture, values, long-term perspective and forward-looking strategies – is one of the constants that enables us to continue to pursue and deliver true excellence in banking. Sincerely, Frank B. Holding, Jr. March 9, 2022